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                                                                    Exhibit 10.4

                                  AMENDMENT TO
                            APOGEE ENTERPRISES, INC.
                              EMPLOYMENT AGREEMENT
                               WITH RICHARD GOULD

     THIS AMENDMENT to the Apogee Enterprises, Inc. Employment Agreement with Richard Gould dated May 23, 1994 (the "Employment Agreement") is entered into as of the 7th day of July, 1998 by and between Apogee Enterprises, Inc., a Minnesota corporation (the "Company"), and Richard Gould, a Minnesota resident (the "Employee").

     WHEREAS, the Employment Agreement currently provides, among other things, that the Employee will receive certain severance compensation if he no longer reports to Donald Goldfus and as a result of such change in reporting relationship, elects to resign his employment with the Company;

     WHEREAS, in January, 1998, the Employee's reporting relationship was changed such that Employee no longer reports to Donald Goldfus;

     WHEREAS, the Employee has elected not to resign his employment with the Company as a result of this change in reporting relationship and to remain with the Company until June 30, 1999, the date on which it is expected Mr. Goldfus will resign as Chairman of the Company;

     WHEREAS, in consideration of Employee's agreement not to resign upon such change in reporting relationship, the Company has agreed to provide the Employee, on the terms and conditions set forth in this Amendment, with the same severance compensation as Employee would have received under the Employment Agreement had he voluntarily resigned from the Company upon his change in reporting relationship in January, 1998 and to provide the Employee with certain additional benefits.

     NOW, THEREFORE, in consideration of the foregoing premises and the parties' mutual covenants and undertakings contained in this Amendment, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. The first paragraph of paragraph 2 of the Employment Agreement is hereby amended in its entirety to be as follows:

          "Term. Subject to earlier termination as set forth herein, this Agreement will automatically terminate on June 30, 1999. At any time prior to June 30, 1999, the Company may terminate the employment of the Employee upon thirty (30) days notice, without "cause" (as hereinafter defined in this paragraph 2) provided the Company provides the Employee with the severance arrangements discussed in paragraph 5 below."

     2. The second paragraph of paragraph 2 of the Employment Agreement is hereby amended in its entirety to be as follows:
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          "Notwithstanding the foregoing, the Company may terminate the
     Employee's employment for cause without further obligation of any kind to the Employee. For purposes of this Agreement, "cause" shall mean dishonesty, theft, fraud, conviction of any crime, or unethical business behavior. "Cause" shall also mean material failure to render competent services or other material breach of this Agreement, either of which is not cured within 30 days following written notice thereof to Employee."

     3. Paragraph 3 of the Employment Agreement is hereby amended in its entirety to be as follows:

          "Duties and Representations of the Employee. During the Employee's employment, hereunder, he shall serve as the Company's Senior Vice President. He will report to the Company's Chief Executive Officer and will perform special projects assigned to him by the Chief Executive Officer. The Employee shall devote his full time, attention, knowledge and skill exclusively to the loyal service of the Company and shall perform all duties reasonably assigned to him by the Chief Executive Officer. Additionally, the Employee shall do such traveling as may be reasonably required by the Company in connection with the performance of his duties and responsibilities. The Employee represents and warrants to the Company that:

     a. his acceptance of employment under this Agreement and his performance of the duties contemplated herein are not in conflict with any obligation, undertaking or agreement between the Employee and any third party; and

     b. he has not and will not, during the course of his employment with the Company, disclose or utilize without permission, any confidential or proprietary information, trade secrets, materials, documents, or property owned by any third party."

     4. Paragraph 4(b) of the Employment Agreement is hereby amended by adding the following sentence at the end:

     "Upon termination of this Agreement on June 30, 1999, or if the Employee's employment is terminated by the Company other than for cause as defined in paragraph 2 above prior to June 30, 1999, the Employee shall be entitled to receive for the fiscal year of termination a pro rata portion of the annual bonus he would have received for such year if he had been employed through the end of such year, based upon the number of weeks of actual employment compared to 52. The Company shall pay the Employee any such portion of his annual bonus at such time during the Company's fiscal year 2001 when the Company pays other executives' annual bonuses."


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     5. Paragraph 5 of the Employment Agreement is hereby amended in its entirety to be as follows:

          "Severance Arrangements. Upon termination of this Agreement on June 30, 1999 pursuant to paragraph 2 above ("Agreement Termination") or if the Employee's employment is terminated by the Company other than for "cause" as defined in paragraph 2 above prior to June 30, 1999, the Employee shall be entitled to receive severance compensation in an amount equal to one (1) year of his base compensation plus his average annual bonus, calculated and paid as though the Employee had remained in the employment of the Company. The Employee shall not be entitled to any severance compensation if his employment is terminated for "cause" or he voluntarily resigns his employment with the Company.

          Upon Agreement Termination or if the Employee's employment is terminated by the Company other than for "cause" as defined in paragraph 2 above, the Company will provide the Employee with health care coverage comparable to the health care coverage being provided to the Company's executives. This coverage will be provided, at the Company's option, either through the Company's plan or an individual plan. This coverage will be provided until the Employee reaches the age of 65.

          In addition upon Agreement Termination or if the Employee's employment is terminated by the Company, other than for cause as defined in paragraph 2 above prior to June 30, 1999 or if the Employee voluntarily resigns before June 30, 1999, the Employee shall become a consultant of the Company under the terms set forth in this paragraph for five (5) years from the date of the Agreement Termination, his termination or resignation, as applicable. The Employee shall not be entitled to become a consultant of the Company if his employment is terminated for cause as defined in paragraph 2 above.

          If the Employee shall become a consultant to the Company as provided in this paragraph, the terms of his consultancy shall be as follows: the Employee shall consult generally with executive personnel of the Company on operations and policies with which he was familiar prior to the termination or resignation of his employment. The Employee's services may be provided in person, by telephone or by mail, and at such times, places and under such circumstances as shall be mutually agreeable. The Company shall pay the Employee Fifty Thousand Dollars ($50,000.00), less legally required deductions and withholdings, per year for these consulting services. The terms of this paragraph 5 shall survive termination of this Agreement."

     6. Paragraphs 6 and 11 of the Employment Agreement are hereby amended by replacing the words "Chairman and Chief Executive Officer" contained therein with the words "Chief Executive Officer."

     7. Except as specifically amended herein, all terms and conditions of the Employment Agreement shall remain in full force and effect as set forth therein.


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     8. This Amendment constitutes an amendment to the Employment Agreement in conformity with the terms of paragraph 15 thereof.

     9. This Amendment, together with the Employment Agreement, constitutes the complete agreement among the parties hereto with respect to the subject matter hereof and shall supersede in all respects any prior agreements or understandings (whether oral or written) between the parties hereto relating to such matters.

     10. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above stated.


                                    /s/ Richard Gould
                                    ------------------------------
                                    Richard Gould


                                    APOGEE ENTERPRISES, INC.


                                    By  /s/ Russell Huffer
                                      ----------------------------
                                      Its Chief Executive Officer
                                            and President


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